Exhibit (a)(5)(D)

OpenText Extends Tender Offer for Guidance Software, Inc.

WATERLOO, ON — September 7, 2017 — In connection with the previously announced agreement to acquire Guidance Software, Inc. (NASDAQ: GUID), OpenText™ (NASDAQ: OTEX) (TSX: OTEX) today announced that it has extended the expiration of its tender offer to acquire all of the outstanding shares of Guidance’s common stock for $7.10 per share in cash, without interest, and net of applicable withholding of taxes. The tender offer is now scheduled to expire at 12:00 midnight, Eastern time, on September 13, 2017, unless it is further extended. The tender offer was previously scheduled to expire at 12:00 midnight, Eastern time, on September 6, 2017. All other terms and conditions of the tender offer remain unchanged.

The depositary for the tender offer has advised OpenText and Galileo Acquisition Sub Inc. that as of the previous expiration time there were validly tendered and not withdrawn (and excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h)(6)(f) of the Delaware General Corporation Law), a total of approximately 24,744,569 shares of Guidance’s common stock. The validly tendered shares, together with the shares owned by Galileo Acquisition Sub Inc., OpenText and controlled affiliates, represent approximately 75.4% of the outstanding shares of common stock of Guidance. In addition, notices of guaranteed delivery have been delivered with respect to 505,571 shares. The tender offer is being extended to allow more time for the Defense Security Service to agree to a form of commitment letter. All other conditions to the tender offer (other than such conditions which by their terms can only be satisfied on the expiration date) have been satisfied.

Additional Information

This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. OpenText and its wholly-owned subsidiary, Galileo Acquisition Sub Inc., have filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Guidance has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. OpenText, Galileo Acquisition Sub Inc. and Guidance have mailed these documents to the Guidance stockholders. Investors and security holders are urged to read those documents and other relevant documents filed or to be filed with the SEC carefully as they contain important information about OpenText, Guidance, the tender offer and related matters. Those documents as well as OpenText’s and Guidance’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov. OpenText’s public filings with the SEC may be obtained at OpenText’s website at www.opentext.com and Guidance’s public filings with the SEC may be obtained at Guidance’s website at www.guidancesoftware.com. The offer to purchase and related materials may also be obtained for free by contacting Georgeson LLC, the information agent for the tender offer, toll-free at (800) 891-3214.

About OpenText

OpenText enables the digital world, creating a better way for organizations to work with information, on premises or in the cloud. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements regarding OpenText’s plans, objectives, expectations and intentions relating to the acquisition, the acquisition’s expected contribution to OpenText’s results, financing and closing of the acquisition, as well as the expected timing and benefits of the acquisition and preservation of credit ratings, may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different.

OpenText’s assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText’s Annual Report on Form 10-K filed August 3, 2017, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright ©2017 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.

OTEX-MNA

Further information:

Greg Secord

Vice President, Investor Relations

Open Text Corporation

San Mateo, CA: (415) 963-0825

investors@opentext.com

Kasey Holman

Vice President, Corporate Communications

Open Text Corporation

San Mateo, CA: (650) 302-4191

kholman@opentext.com

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